UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 30, 2012

HUMAN GENOME SCIENCES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-14169	22-3178468
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

14200 Shady Grove Road

Rockville, Maryland 20850-7464

(Address of principal executive offices including zip code)

Registrant’s telephone number, including area code: (301) 309-8504

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

The information included in Item 2.04 below related to the 2012 Notes Supplemental Indenture and the 2018 Notes Supplemental Indenture is incorporated by reference into this Item 1.01.

Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

2018 Notes

Under the first supplemental indenture, dated as of November 7, 2011, to the indenture dated as of November 7, 2011 between Human Genome Sciences, Inc. (“HGS” or the “Company”) and The Bank of New York Mellon Trust Company, N.A., as Trustee (collectively, the “2018 Notes Indenture”), relating to the Company’s 3.00% Convertible Senior Notes due 2018 (the “2018 Notes”), the acquisition by GlaxoSmithKline plc, a public limited company organized under the laws of England and Wales (“GSK”) of more than 50% of the Company’s common stock, par value $0.01 per share (the “Common Stock”), as described below under Item 5.01, constitutes a “Make-Whole Fundamental Change.” As a result, any 2018 Notes that are surrendered for conversion during the related Make-Whole Period (as defined in the 2018 Notes Indenture) will be converted at an increased conversion rate. This Make-Whole Period began on July 30, 2012 and will continue through the business day preceding the Fundamental Change Repurchase Date that is to be announced by HGS as described below. The conversion rate that will be applied to 2018 Notes surrendered for conversion during the Make-Whole Period is 87.1211 shares of Common Stock per $1,000 aggregate principal amount of 2018 Notes.

In addition, the anticipated completion of the Merger (as defined below) described below under Item 5.01 will constitute a “Merger Event” pursuant to the 2018 Notes Indenture and as a result, the 2018 Notes will become convertible into cash in the amount that the holder would have been entitled to receive had such 2018 Note been converted into Common Stock immediately prior to the Merger Event (based upon the Offer Price (as defined below)). The Company and the Trustee have entered into a second supplemental indenture, dated as of July 30, 2012 (the “2018 Notes Supplemental Indenture”) reflecting the replacement of the Common Stock by cash, effective upon the anticipated completion of the Merger. As a result, a holder of 2018 Notes that converts its notes after the Merger but prior to completion of the current Make-Whole Period will receive $1,241.475675 in cash per $1,000 of 2018 Notes converted.

Separately, the Company has notified holders of the 2018 Notes of its election to cash settle any conversions prior to the Merger (and amounts deliverable upon any conversion prior to the Merger will be determined pursuant to provisions of the 2018 Notes Indenture).

The holders of 2018 Notes will also have a repurchase right pursuant to the 2018 Notes Indenture as a result of the acquisition described above, the anticipated Merger, and the anticipated delisting of the Common Stock. Pursuant to that right, any 2018 Notes validly surrendered and not validly withdrawn will be repurchased by the Company at a price of $1,000 in cash per $1,000 principal amount of 2018 Notes, plus accrued and unpaid interest, on a date to be selected and announced by HGS (the “Fundamental Change Repurchase Date”). The Fundamental Change Repurchase Date selected by HGS will be 20 business days to 35 business days after the date on which the Company gives notice of its selection.

2012 Notes

The anticipated consummation of the Merger will constitute a “Business Combination” under the indenture dated as of August 9, 2005 between the Company and The Bank of New York Mellon, as Trustee (the “2012 Notes Indenture”), relating to the Company’s 2 1/4% Convertible Subordinated Notes due 2012 (the “2012 Notes”). As a result, the 2012 Notes will become convertible into cash in the amount that the holder would have been entitled to receive had such 2012 Note been converted into Common Stock immediately prior to the Business Combination (based upon the Offer Price). The Company and the Trustee have entered into a first supplemental indenture, dated as of July 30, 2012 (the “2012 Notes Supplemental Indenture”), to the 2012 Notes Indenture reflecting the replacement of the Common Stock by cash, effective upon the anticipated completion of the Merger. As a result, any holder of 2012 Notes that converts its notes after the Merger will receive $801.28 in cash per $1,000 of 2012 Notes converted.

Separately, the Company has notified holders of the 2012 Notes of its election to cash settle any conversions prior to the Merger (and amounts deliverable upon any conversion prior to the Merger will be determined pursuant to provisions of the 2012 Notes Indenture).

The 2012 Notes mature on August 15, 2012 and the principal and accrued but unpaid interest on the 2012 Notes will be payable on that date.

Item 5.01	Changes in Control of Registrant.

As previously disclosed, on July 16, 2012, HGS entered into an Agreement and Plan of Merger (the “Merger Agreement”) with GSK and a wholly owned subsidiary of GSK (“Purchaser”), pursuant to which, among other things, GSK caused Purchaser to amend its May 10, 2012 offer to purchase all of the outstanding shares of Common Stock, including the associated rights to purchase shares of the Series A Junior Participating Preferred Stock, par value $0.01 per share (together with the Common Stock, the “Shares”) for $14.25 per Share (the “Offer Price”), net to the seller in cash, without interest thereon and subject to applicable withholding taxes (as amended, the “Offer”).

On July 30, 2012, GSK announced that the initial offering period had expired at midnight, New York City time, at the end of the day on July 27, 2012 and that the depositary for the Offer advised GSK that a total of 158,607,627 Shares were validly tendered and not withdrawn prior to the expiration of the initial offering period, representing, together with shares beneficially owned by GSK, a total of approximately 79% of the Company’s issued and outstanding Shares, and that a total of 9,155,762 Shares were tendered subject to guaranteed delivery procedures, representing approximately 4% of the Company’s issued and outstanding Shares. All Shares that were validly tendered in the initial offering period and not withdrawn were accepted for payment by Purchaser on July 30, 2012 and Purchaser paid approximately $2.26 billion in cash for the Shares tendered to the depositary in accordance with the terms of the Offer.

On July 30, 2012, GSK also announced that it had commenced a subsequent offering period for all remaining untendered Shares. The subsequent offering period will expire at 5:00 p.m., New York City time, on August 2, 2012. The same Offer Price per Share offered in the initial offering period of the Offer will be paid to holders of Shares who tender their Shares during the subsequent offering period. Purchaser will immediately accept for payment all Shares validly tendered during this subsequent offering period, and payment will be made promptly after acceptance, in accordance with the terms of the Offer. During the subsequent offering period, tendering stockholders will not have withdrawal rights.

The $2.26 billion in cash consideration payable to holders of Shares tendered during the initial offering period has been provided by cash on hand at GSK and its subsidiaries and/or cash generated from general corporate activities. In addition, the cash payable to holders of Shares tendered during the subsequent offering period and for Shares to be converted into the right to receive $14.25 per Share upon the merger of Purchaser with and into the Company pursuant to the Merger Agreement (the “Merger”), will be provided by cash on hand at GSK and its subsidiaries and/or cash generated from general corporate activities.

The foregoing description of certain provisions of the Merger Agreement is qualified in its entirety by reference to the Merger Agreement, a copy of which was filed as Exhibit 2.1 to the Form 8-K filed by the Company on July 16, 2012.

The information set forth below in Item 5.02 is incorporated by reference into this Item 5.01.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The Merger Agreement provides that, after the consummation of the Offer and at all times thereafter, GSK is entitled to elect or designate a number of directors (the “GSK Designees”) to the Company’s Board of Directors (the “Board”) that is proportionate to the percentage of outstanding Shares owned by it. At all times prior to the effective time of the Merger, GSK is obligated to use its reasonable best efforts to include on the Board at least three members of the Board in office at the time of the execution of the Merger Agreement (the “Continuing Directors”).

Accordingly, in accordance with the terms of the Merger Agreement, effective as of July 30, 2012, each of Allan Baxter, Ph.D., Richard J. Danzig, Collin Goddard, Ph.D., Maxine Gowen, Ph.D., Tuan Ha-Ngoc, John L. LaMattina, Ph.D., George J. Morrow, H. Thomas Watkins and Robert C. Young, M.D. resigned from the Board. The following three directors will continue to serve on the Board as Continuing Directors until the effective time of the Merger: Argeris N. Karabelas, Ph.D., Augustine Lawlor, and Gregory Norden. In addition, effective as of July 30, 2012, the Board appointed the following GSK Designees as members of the Board: Deirdre Connelly, Roger Connor, Chester Koczynski, Adrian Rawcliffe, David Redfern, Ian Tomlinson and Daniel Troy. The Board thereafter fixed the size of the Board at ten directors and appointed the following GSK Designees to serve on the committees of the Board: Deirdre Connelly (Compensation Committee and Nominating and Corporate Governance Committee), Daniel Troy (Compensation Committee and Nominating and Corporate Governance Committee), Adrian Rawcliffe (Finance Committee) and David Redfern (Finance Committee). In addition, the Board also appointed Augustine Lawlor to the Audit Committee. Each of GSK’s Designees are officers of GSK or one of its subsidiaries and additional information about GSK’s Designees was previously disclosed in the Information Statement comprising Annex C to Amendment No. 12 to the Company’s Solicitation/Recommendation Statement on Schedule 14D-9 filed with the SEC on July 19, 2012 (the “Schedule 14D-9”) and is incorporated herein by reference.

Effective as of July 30, 2012, the Board removed the following individuals from their respective positions as officers of the Company: H. Thomas Watkins, Susan Bateson, Sally Bolmer, Ph.D., James H. Davis, Ph.D., Barry A. Labinger, Craig C. Parker, Curran Simpson, David P. Southwell and David C. Stump, M.D. In addition, effective as of July 30, 2012, the Board appointed the following individuals to the following offices: Deirdre Connelly, President and Chief Executive Officer; Adrian Rawcliffe, Chief Financial Officer; and Daniel Troy, Secretary.

The other information required by Item 5.02 of Form 8-K is contained in Schedule 14D-9, including the Information Statement comprising Annex C thereto and such information is incorporated herein by reference.

The foregoing description of certain provisions of the Merger Agreement is qualified in its entirety by reference to the Merger Agreement, a copy of which was filed as Exhibit 2.1 to the Form 8-K filed by the Company on July 16, 2012.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HUMAN GENOME SCIENCES, INC.

Date: August 1, 2012	By:	/s/ Chester Koczynski
		Name:	Chester Koczynski
		Title:	Vice President